UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: December 29, 2015
(Date of earliest event reported)

Forbes Energy Services Ltd.
(Exact Name of Registrant as Specified in Its Charter)

Texas	001-35281	98-0581100
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3000 South Business Highway 281 Alice, Texas		78332
(Address of Principal Executive Offices)		(Zip Code)

(361) 664-0549

(Registrant's Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer
of Listing
On December 23, 2015, the Company received a letter, or the Notification Letter, from The NASDAQ Stock Market LLC, or NASDAQ, notifying the Company that it no longer meets NASDAQ’s continued listing requirement under Listing Rule 5450(b)(1)(C), or the Market Value Rule. The Notification Letter states that the Market Value of the Company’s common stock was below the minimum Market Value of Publicly Held Shares, or MVPHS, of $5,000,000 for the last 30 consecutive business days and that the Company is therefore not in compliance with the Market Value Rule.

The Notification Letter has no immediate effect on the listing or trading of the Company’s common stock on the NASDAQ Global Market.

The Notification Letter states that the Company will be afforded 180 calendar days, or until June 20, 2016, to regain compliance with the Market Value Rule. To regain compliance, the MVPHS of the Company’s common stock must meet or exceed $5,000,000 for at least ten consecutive business days. If the Company does not regain compliance by June 20, 2016, NASDAQ will provide written notification to the Company that the Company’s common stock will be subject to delisting from the NASDAQ Global Market.  The Company may, however, consider applying for a transfer to the NASDAQ Capital Market, provided it satisfies the requirements for continued listing on that market.
As disclosed in a prior filing, on October 2, 2015, the Company received written notice from NASDAQ that for 30 consecutive business days, the bid price for the Company’s common stock had closed below the minimum $1.00 per share required for continued inclusion on The NASDAQ Global Market. The September 30, 2015 notification letter stated that the Company will be afforded 180 calendar days, or until March 28, 2016, to regain compliance with the minimum bid price requirement.

The Company intends to actively monitor the market value of its common stock and will consider available options to resolve the deficiency and regain compliance with the Market Value Rule.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Forbes Energy Services Ltd.

Date: December 29, 2015            By: /s/ L. Melvin Cooper
             L. Melvin Cooper
             Senior Vice President and Chief Financial Officer